                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES AND
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material under Rule 14a-12


                       CORRECTIONAL SERVICES CORPORATION

             -----------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
             -----------------------------------------------------

         (Name of Person(s) Filing Proxy Statement, if other than the Registrant.)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

         (1) Title of each class of securities to which the transaction applies:

         (2) Aggregate number of securities to which the transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with filed materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                             NOTICE OF 2001 ANNUAL
                         MEETING OF STOCKHOLDERS TO BE
                     HELD AT 11:30 A.M. ON OCTOBER 5, 2001


To the Stockholders of CORRECTIONAL SERVICES CORPORATION:

         NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Meeting") of CORRECTIONAL SERVICES CORPORATION, (the "Company" or "CSC") will be held on Monday October 5, 2001, at 11:30 a.m., local time, at the Greater Sarasota Chamber of Commerce, 1819 Main Street, Suite 240, Sarasota, Florida 34236 for purposes of considering and acting upon the following matters:

         (1)      the election of seven directors;

         (2) the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for the year ending December 31, 2001; and

         (3) the transaction of such other business as may properly come before the Meeting, or any adjournments or postponements thereof.

         Only holders of record of the Company's Common Stock at the close of business on August 24, 2001, the Record Date for the Annual Meeting fixed by the Board of Directors, are entitled to notice of and to vote at the Annual Meeting. A Proxy Statement describing the matters to be considered and acted upon at the Annual Meeting is attached to this Notice. Also enclosed is the Annual Report to Stockholders for the year ended December 31, 2000, containing audited financial statements of the Company.

         ALL HOLDERS OF COMMON STOCK ARE URGED EITHER TO ATTEND THE MEETING IN PERSON OR TO VOTE BY PROXY.

                                    On behalf of the Board of Directors,


                                    /s/ Karen M. Morinelli


                                    Karen M. Morinelli
                                    General Counsel and Secretary

         Sarasota, Florida
         August 31, 2001


         STOCKHOLDERS WHO DO NOT EXPECT TO BE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON ARE REQUESTED TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. PROMPT RETURN OF THE PROXY WILL ASSURE A QUORUM AND SAVE THE COMPANY UNNECESSARY EXPENSE.

                       CORRECTIONAL SERVICES CORPORATION
                          1819 MAIN STREET, SUITE 1000
                            SARASOTA, FLORIDA 34236

                            -----------------------

                                PROXY STATEMENT

                            -----------------------

                      2001 ANNUAL MEETING OF STOCKHOLDERS
                  TO BE HELD AT 11:30 A.M. ON OCTOBER 5, 2001

                                  INTRODUCTION


GENERAL

         This Proxy Statement is being furnished to the holders of the Common Stock, par value $.01 per share (the "Common Stock"), of Correctional Services Corporation, a Delaware Corporation ("CSC" or "the Company"), in connection with the solicitation of proxies by the Company's Board of Directors for use at the 2001 Annual Meeting of Stockholders (the "Meeting") to be held at the Greater Sarasota Chamber of Commerce, 1819 Main Street, Suite 240, Sarasota, Florida 34236 on Monday, October 5, 2001 at 11:30 a.m., local time, and any adjournments or postponements thereof. The cost of this solicitation will be borne by the Company.

         Unless otherwise specified, all shares represented by proxies will be voted by the proxy holder as follows:

         For - The election of the seven nominees as directors for the next year.

         For - Ratification of the appointment of Grant Thornton, LLP as the independent auditors of the Company for the fiscal year ending December 31, 2001.

         Management and the Board of Directors are not aware of any other matters to be brought before the meeting. If any such matter or matters properly come before the Meeting, it is understood that the designated proxy holder will have discretionary authority to vote thereon.

         The Proxy Statement and accompanying proxy card are being first mailed to stockholders on or about Friday, September 7, 2001.

VOTING AT THE ANNUAL MEETING

         Only holders of record of the Company's Common Stock at the close of business on August 24, 2001 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were 10,155,412 shares of Common Stock issued and outstanding.

         The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. All abstentions and broker non-votes, if any, will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

         A plurality vote of the shares of Common Stock present, in person or represented by proxy, at the Meeting is required to elect the directors. The affirmative vote by holders of a majority of the shares of Common Stock present, in person or represented by proxy, at the Meeting is required to ratify the reappointment of Grant Thornton LLP as independent auditors of the Company for the year ending December 31, 2001.

         In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies ("broker non-votes"), those shares will be disregarded and, therefore, will have no effect on the outcome of the vote.

         If the enclosed proxy card is properly executed and returned to the Company prior to the vote at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon, subject to the following conditions:

                  Shares represented by a proxy marked "WITHHOLD AUTHORITY" to vote for (i) all seven nominees or (ii) any individual nominee(s) for election as directors and not otherwise marked "FOR" the other nominees, will not be counted in determining whether a plurality vote has been received for the election of directors. In the absence of instructions, shares represented by a proxy will be voted FOR all of the seven nominees.

                  Shares represented by a proxy that is marked "ABSTAIN" on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In the absence of instructions, shares represented by a proxy will be voted FOR all of the proposals set forth in the Notice of Meeting and at the discretion of the proxies on any other matters that may properly come before the Meeting.

         At any time prior to its exercise, a proxy may be revoked by the stockholder granting it by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement or by attending the Meeting and voting in person.

         On and after September 7, 2001, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting. This list will be available during normal business hours at the office of the Secretary of the Company, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.

         Proxies may be solicited on behalf of the Board by mail, telephone, telecopy or in person, and the solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting materials to their principals and to obtain authorizations for the execution of proxy cards and, upon request, will be reimbursed by the Company for their reasonable expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of the Common Stock on August 24, 2001 by (i) each person known by the Company to own beneficially more than five percent of such shares, (ii) each director, (iii) each person named in the Summary Compensation Table under "Executive Compensation" of this Proxy Statement, and (iv) all directors and executive officers as a group, together with their respective percentage ownership of the outstanding shares:


                                                 NUMBER OF          ACQUIRABLE          PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER               SHARES         WITHIN 60 DAYS**    OUTSTANDING
------------------------------------               ------         ----------------    -----------
Dimensional Fund Advisors, Inc.(4) ..........      718,387                  --             6.4
Ira M. Cotler(1) ............................       18,518(2)          116,667             1.3
Michael C. Garretson(1) .....................           --              90,000               *
Stuart M. Gerson(1) .........................        6,000              50,000               *
Esther Horn(1) ..............................      637,175                  --             6.3
Shimmie Horn(1) .............................        9,312              25,000               *
Bobbie L. Huskey(1) .........................        1,206              35,000               *
James F. Slattery(1) ........................      772,600             176,667             9.3
Aaron Speisman(1)(3) ........................      427,485              26,667             4.5
Jennifer Anna Speisman 1992 Trust(1) ........       83,438                  --               *
Joshua Israel Speisman 1992 Trust(1) ........       83,438                  --               *
Richard P. Staley(1) ........................        1,435              28,667               *
Melvin T. Stith(1) ..........................           --              35,000               *
All officers and directors as a group
  (nine persons)(5) .........................    1,236,556             583,667            17.9

-------------
*        Less than 1%
** Consists of shares issuable upon exercise of options unless otherwise noted.
(1) Address is c/o Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236.
(2) Includes 2,612 shares of Common Stock owned by his wife, as to which he disclaims beneficial ownership.
(3) Does not include 83,438 shares of Common Stock owned by the Jennifer Anna Speisman 1992 Trust and 83,438 shares of Common Stock owned by the Joshua Israel Speisman 1992 Trust, trusts for the benefit of Mr. Speisman's children, as to which Mr. Speisman disclaims beneficial ownership.
(4) Address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. Based on a Schedule 13F-HR filed with the SEC by Dimensional Fund Advisors, Inc. as of August 2, 2001, Dimensional Fund Advisors, Inc. has sole voting power to vote or direct the vote for 718,387 shares.
(5) The nine officers and directors include: Ira M. Cotler, Michael C. Garretson, Stuart M. Gerson, Shimmie Horn, Bobbie L. Huskey, James F. Slattery, Aaron Speisman, Richard P. Staley, and Melvin T. Stith.

                            1. ELECTION OF DIRECTORS

         Since 1999, the Company's Board of Directors has consisted of seven (7) members. All of the nominees listed below are currently directors of the Company who were elected by the stockholders at the last annual meeting. Unless instructed otherwise, the person named on the accompanying proxy card will vote for the election of the nominees.

         - Stuart M. Gerson

         - Shimmie Horn

         - Bobbie L. Huskey

         - James F. Slattery

         - Aaron Speisman

         - Richard P. Staley

         - Melvin T. Stith

         Management believes that each nominee will be able to serve. However, in the event any nominee becomes unable to or unwilling to serve, proxies may be voted for the election of such person or persons as the Board of Directors may determine.

                       THE BOARD OF DIRECTORS RECOMMENDS
                        THAT STOCKHOLDERS VOTE "FOR" THE
                          SEVEN NOMINEES FOR DIRECTORS

INFORMATION REGARDING DIRECTORS AND OFFICERS

         Each nominee's name, age, office with the Company, year first elected a director and certain biographical information are set forth below.


                                                         YEAR FIRST
                                                        ELECTED AS A
NAME                                           AGE        DIRECTOR       OFFICE
----                                           ---        --------       ------
James F. Slattery(1) .....................      51          1987         Chairman of the Board, President,
                                                                         and Chief Executive Officer
Aaron Speisman(4*)(6) ....................      53          1987         Executive Vice President and Director
Richard P. Staley(6) .....................      69          1994         Senior Vice President and Director
Stuart M. Gerson(1)(2)(3)(4)(5)(6) .......      57          1994         Director
Shimmie Horn(3*) .........................      28          1996         Director
Bobbie L. Huskey(3)(4)(5) ................      52          1999         Director
Melvin T. Stith(2)(3**)(4)(5)(6) .........      54          1994         Director


-------------
*        since October 3, 2000
**       from January 1, 2000 through October 3, 2000
         (1)      Member of the Rights Committee
         (2)      Member of the Compensation Committee
         (3)      Member of the Audit Committee
         (4)      Member of the Stock Options Committee
         (5)      Member of the Strategic Alternatives Process Independent
                  Committee
         (6) Member of the Combined Rights and Compensation Committee formed October 3, 2000

         James F. Slattery co-founded CSC in October 1987 and has been its President, Chief Executive Officer and a director since CSC's inception and Chairman of the Board since August 1994. Prior to co-founding CSC, Mr. Slattery had been a managing partner of Merco Properties, Inc., a hotel operation company, Vice President of Coastal Investment Group, a real estate development company, and had held several management positions with the Sheraton Hotel Corporation.

         Aaron Speisman co-founded CSC in October 1987 and has been its Executive Vice President and a director since its inception. From October 1987 to March 1994, Mr. Speisman also served as Chief Financial Officer of CSC.

Since June 1, 1996, Mr. Speisman has been employed by CSC on a part-time basis.

         Richard P. Staley has served as a director since May 1994. From 1988 to 1998, Mr. Staley was the Company's Senior Vice President of Operations and, in 1999, was named Senior Vice President of Strategic Planning. From 1984 to 1987, Mr. Staley was the Evaluation and Compliance Director for Corrections Corporation of America and, from 1953 to 1983, held various positions with the United States Department of Justice, Immigration and Naturalization Service. Mr. Staley is a certified American Correctional Association standards auditor for jail and detention facilities.

         Stuart M. Gerson has served as a director of CSC since June 1994. Since March 1993, Mr. Gerson has been a Member of the law firm of Epstein Becker & Green, P.C. From January 1993 to March 1993, he was acting Attorney General of the United States. From January 1989 to January 1993, Mr. Gerson was the Assistant U.S. Attorney General for the Civil Division of the Department of Justice.

         Shimmie Horn has served as a director of CSC since June 1996. Mr. Horn is President of Iroquois Properties, Inc., a real estate holding company. Mr. Horn received a B.A. degree in Economics from Yeshiva College in 1993 and graduated from the Benjamin Cardozo School of Law in 1996. He is the son of the late Morris Horn, the former Chairman of the Board and a founder of CSC, and Esther Horn, a principal stockholder of CSC.

         Bobbie L. Huskey was a director of Youth Services International, Inc., which was acquired by CSC in March 1999. Since that time, Ms. Huskey has served as a director of the Company. Ms. Huskey has been President of Huskey & Associates since 1984 and has 27 years experience in the corrections industry, specializing in juvenile justice planning and facilities and program development. She has led more than 60 needs assessments and planning studies in 20 states. Ms. Huskey has hands-on experience in operating juvenile justice facilities, having worked with delinquent girls in a treatment facility in Kentucky and has served in executive leadership positions in corrections in Virginia, Indiana and Chicago. She has held every elective office in the American Correctional Association, including president, and was a member of the association's executive committee for 12 years. Ms. Huskey has authored numerous articles and appeared on national news programs discussing corrections and juvenile justice issues. She has won national awards, including the E.R. Cass Award for outstanding achievement in the correctional field.

         Melvin T. Stith has served as a director of the Company since November 1994. Since July 1991, Dr. Stith has been Dean of the Florida State University College of Business. Dr. Stith is also a director of Synovus Financial Corporation and PHTS Corporation. From December 1989 to July 1991, Dr. Stith was Chairman of the Marketing Department of the Florida State University College of Business, where he was also a Professor.

       There were five meetings of the Board of Directors during 2000. Each incumbent director, except for Mr. Stith and Ms. Huskey, attended at least 75% of the combined number of meetings of the Board of Directors and committees on which such director serves.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has an audit committee, a compensation committee and stock option committee. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

         Messrs. Gerson and Stith serve on the Compensation Committee. The function of the Compensation Committee is to determine the compensation of CSC's executives.

         Messrs. Stith, Staley, Speisman and Gerson serve on the Compensation and Rights Committee. The function of the Compensation and Rights Committee is to determine the compensation of CSC's executives and to administer the Company's shareholder rights plan. Prior to October 3, 2000 the Board of Directors had separate Compensation and Rights Committees. The Board voted to merge the committees at the 2000 Annual Meeting. Prior to the merger the Compensation Committee was composed of Messrs. Stith and Gerson and the Rights Committee was composed of Messrs. Slattery and Gerson. The Compensation and Rights Committee held one meeting during the year ended

December 31, 2000. The separate Compensation and Rights Committees did not meet prior to their merger at the last annual meeting. The separate Rights Committees acted one time by unanimous consent respectively from January 1, 2000 through October 3, 2000.

         The Stock Option Committee administers CSC's stock option plans and awards stock options. The Stock Option Committee is made up of Messrs. Gerson and Stith and Ms. Huskey. The Stock Option Committee did not meet in 2000 and acted one time by unanimous written consent during the year ended December 31, 2000.

         The Audit Committee held three meetings during the year ended December 31, 2000. The Audit Committee has three members, each of which meets the definition of an independent director as provided in Rule 4200(a)(15) of the National Association of Securities Dealers'("NASD") listing standards. Since October 3, 2000, the members of the Audit Committee have been Stuart M. Gerson, Shimmie Horn and Bobbie L. Huskey, and, from January 1, 2000 through October 3, 2000 the members of the Audit Committee were Stuart M. Gerson, Melvin T. Stith and Bobbie L. Huskey.

         The functions of the Audit Committee, as set out in its formally adopted charter, include the annual recommendation to the Board of Directors of the appointment of CSC's independent public accountants, discussion and review of the scope and the fees of the prospective annual audit and review of the results thereof with the independent public accountants, review and approval of non-audit services of the independent public accountants, if any, the review of compliance with existing major accounting and financial policies of CSC, review of the adequacy of the financial organization of CSC and review of management's procedures and policies relative to the adequacy of CSC's internal accounting controls. A copy of the Committee's Charter is included with this Proxy Statement as Exhibit A. The Report of the Audit Committee is included later in this Proxy Statement.

AUDIT FEES

         The aggregate fees, excluding expenses, billed by Grant Thornton, LLP for services rendered during fiscal year 2000 for professional services in connection with the audit of the Company's annual financial statements and review of the Company's quarterly financial statements were $106,000.

FINANCIAL INFORMATION SYSTEMS DESIGN FEES

         No fees were billed by Grant Thornton, LLP to the Company during the fiscal year ending December 31, 2000, for computer-related professional services such as directly or indirectly operating or supervising the operation of the Company's information systems, managing the Company's local area network, or designing or implementing a hardware or software system that aggregates the source data underlying the financial statements of the Company or generates information that is significant to the Company's financial statements taken as a whole.

ALL OTHER FEES

         The aggregate fees billed during the most recent year for services rendered by Grant Thornton, LLP, other than services described in the preceding paragraphs were $87,000.

INDEMNIFICATION

         CSC's By-Laws provide that CSC shall indemnify each director and such officers, employees and agents as the Board of Directors shall determine from time to time to the fullest extent provided by the laws of the State of Delaware.

         CSC carries insurance providing indemnification, under certain circumstances, to all of CSC's directors and officers for claims against them by reason of, among other things, any act or failure to act in their capacities as directors or officers.

         CSC has also entered into Indemnity Agreements with all of its directors and executive officers. The Indemnity Agreements provide that CSC will pay any costs which an indemnitee actually and reasonably incurs because of the claims made against him by reason of the fact that he is or was a director or officer of CSC, except that CSC is not obligated to make any payment which CSC is prohibited by law from paying as indemnity, or where:

     - final determination is rendered on a claim based upon the indemnitee's obtaining a personal profit or advantage to which he was not legally entitled;

     - a final determination is rendered on a claim for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state or common law provisions;

     - a claim where the indemnitee was adjudged to be deliberately dishonest; or

     -    a final determination is rendered that indemnification is not lawful.

DIRECTOR'S COMPENSATION

         Employee-directors receive no compensation for serving on the Board of Directors other than reimbursement of expenses incurred in attending meetings. Non-employee directors elected or appointed to the Board of Directors are paid an annual directors' fee of $5,000 plus $500 for each Board meeting attended and $250 for each committee meeting attended. In addition, all non-employee directors participate in the Company's 2000 Non-Employee Director Stock Option Plan and are reimbursed for expenses incurred in attending meetings.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based solely on the Company's review of the copies of such forms received by it during the Company's fiscal year ended December 31, 2000, the Company believes that the Reporting Persons complied with all filing requirements applicable to them.

                             EXECUTIVE COMPENSATION

         The following table sets forth a summary of the compensation paid or accrued by CSC during the three fiscal years ended December 31, 2000, 1999 and 1998 with respect to CSC's Chief Executive Officer and for CSC's executive officers whose total cash compensation for 2000 exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                  ANNUAL COMPENSATION                    COMPENSATION
                                       ----------------------------------------   --------------------------
                                                                                   NUMBER OF
                                                                   OTHER ANNUAL   SECURITIES     ALL OTHER
                                              SALARY      BONUS    COMPENSATION   UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR     ($)        ($)       ($)(1)         OPTIONS         (2)
                                       ----   -------    -------   ------------   ----------    ------------

James F. Slattery                      2000   288,744    160,000       4,311              0        29,109
    Chairman, Chief                    1999   270,000    200,000      11,815         40,000         9,625
    Executive Officer                  1998   260,519    200,000      11,815        150,000        18,365
    and President

Michael C. Garretson(3)                2000   213,692          0       5,077              0           516
    Executive Vice President           1999   194,307          0      12,000(3)           0           292
                                       1998   128,814     75,000      12,000(3)           0           292

Ira M. Cotler                          2000   208,461     23,334       6,000              0            76
    Chief Financial Officer            1999   191,077     82,827       6,000         25,000            67
    Executive Vice President(*)        1998   141,431     75,000       6,000              0            67

---------------

(*) In May 2001 Ira M. Cotler announced his resignation as the Company's Chief Financial Officer and Executive Vice President. Effective May 2001, Bernard A. Wagner began serving as the Company's Chief Financial Officer.

(1)      Consists of car lease payments.

(2)      Consists of life insurance premiums.

(3)      Also includes housing allowance.

STOCK OPTIONS

         The following table sets forth information relating to options granted to the executive officers named in the Summary Compensation Table:

                       OPTION VALUES AT DECEMBER 31, 2000

                 NAME           NUMBER OF SHARES UNDERLYING   VALUE OF IN-THE-MONEY OPTIONS
                                    OPTIONS AT YEAR END                AT YEAR END
                                 EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE

         James F. Slattery             113,334/76,666                     $0/$0
         Michael C. Garretson             90,000/0                        $0/$0
         Ira M. Cotler                  116,667/8,333                     $0/$0

EMPLOYMENT AGREEMENTS

         On September 29, 1999, CSC entered into an employment agreement with its Chief Executive Officer, James F. Slattery, replacing the existing employment agreement between the Company and Mr. Slattery dated February 17, 1998. The new agreement has a term of three years with automatic annual renewal provisions. Mr. Slattery's minimum annual compensation is $270,000 until September 29, 2000, and thereafter the base compensation will be adjusted through annual costs of living increases of at least 3.5%. Mr. Slattery also receives use of an automobile, reimbursement of business expenses, health insurance, related benefits and a bonus equal to five percent of CSC's pre-tax profits in excess of $1,000,000, such bonus not to exceed $200,000.

         Also, on September 29, 1999, CSC entered into a Change in Control Agreement with Mr. Slattery which provides for payments of specified benefits to Mr. Slattery in the event his employment terminates under specified circumstances following a change in control of CSC. For the purposes of this agreement, a change in control is deemed to take place whenever:

     - for any period of two consecutive years beginning on any date from and after September 29, 1999, if the Board of Directors at any time during or at the end of such period is not comprised so that a majority of the directors are either (i) individuals who constitute the Board of Directors at the beginning of such period or (ii) individuals who joined the Board during such period who were elected or nominated for election pursuant to a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (but not including, for purposes of (i) or (ii), a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (B) of Subsection 1(b) of the Change in Control Agreement relating to stockholder approval of a merger, share exchange or consolidation of the Company);

     - the stockholders of CSC approve a merger, share exchange or consolidation of CSC with or into any other corporation wherein immediately following such merger, the stockholders of CSC prior to the transaction own less than 51% of the outstanding voting stock of CSC (if it is the survivor of the transaction) or the surviving entity; or

     - the stockholders of CSC approve a plan of complete liquidation of CSC or an agreement for the sale or disposition by CSC of all or substantially all CSC's assets.

         Benefits made available to Mr. Slattery under the terms of the Change in Control Agreement in the event that his employment is terminated under the above specified circumstances may include:

     - payment of his full base salary through the date of termination at the rate in effect at the time notice of termination is given, plus all other amounts and benefits to which Mr. Slattery is entitled under his employment agreement or pursuant to any plan of CSC in which he is participating at the time of termination;

     - a lump sum severance payment equal to the sum of (A) three times Mr. Slattery's annual base salary and incentive bonus in effect immediately prior to the occurrence of the change in control and (B) $1,000,000 as payment for Mr. Slattery's agreement to extend his agreement not to compete under his employment agreement to four years following the date of termination;

     - any deferred compensation allocated or credited to Mr. Slattery or his account as of the date of termination;

     - certain additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code;

     - maintenance of life, disability, accident and health insurance benefits substantially similar to those that Mr. Slattery was receiving immediately prior to the notice of termination, for the period beginning on the date of termination and ending on the earlier of (A) the end of the 36th month after the date of termination or (B) the date Mr. Slattery becomes eligible for such benefits under any plan offered by an employer with which he is employed on a full-time basis; and

     - all benefits payable to Mr. Slattery under any applicable retirement, thrift, and incentive plans as well as any other plan or agreement sponsored by CSC or any of its subsidiaries relating to retirement benefits.

         On December 5, 1998, CSC entered into a new three year employment agreement with Mr. Garretson, which provides for minimum annual compensation of $200,000, annual salary increases, automobile allowances, reimbursement of business expenses, health or disability insurance, and related benefits. The agreement also entitles

Mr. Garretson to an annual bonus of $100,000 in the first year and $110,000, and $120,000 in the second and third years respectively, provided that the CSC's total bed count at each year-end exceeds certain amounts.

         On May 3, 2001 the Company amended its Change in Control Agreement with Ira Cotler dated May 3, 1999. The Agreement with Ira Cotler, as amended, provides for payments to Mr. Cotler of specified benefits in the event that there is a change in control of CSC prior to July 9, 2002. The definition of a change in control is substantially similar to that set forth in Mr. Slattery's change in control agreement previously described.

         Benefits made available to Mr. Cotler under the terms of the change in control agreement under specified circumstances may include:

     - a lump sum severance payment equal to the sum of (A) $900,000 or (B) $600,000 in the event of certain specified cash only transactions;

     - certain additional payments to cover any excise tax imposed by Section 4999 of the Internal Revenue Code; and

     - all payments due to Cotler & Company under the terms and conditions of its Consulting Agreement with the Company.

REPORT OF THE COMPENSATION COMMITTEE

         Executive Compensation

         Executive Compensation Philosophy. The Company's executive compensation policy is based on principles designed to ensure that an appropriate relationship exists between executive pay and corporate performance, while at the same time motivating and retaining executive officers. The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of two outside directors and two employee directors. The Compensation Committee is responsible for setting and administering the policies and programs that govern annual compensation.

         Executive Compensation Components. The key components of the Company's compensation program are (i) base salary, (ii) annual bonus, and (iii) long-term incentives by means of equity participation through stock options. These components are administered with the goals of providing total compensation that is competitive in the marketplace, rewarding successful financial performance and aligning the interests of executive officers with those of stockholders. The Compensation Committee reviews each component of executive compensation on an annual basis.

         Base Salary. Base salaries for executive officers are set near the average levels believed by the Compensation Committee to be sufficient to attract and retain qualified executive officers. Base salary adjustments are provided to executive officers based upon an evaluation of each executive's performance, as well as the performance of the Company as a whole. While the Compensation Committee does not establish a specific formula or target to determine base salaries, the Compensation Committee does review detailed survey data from a number of independent sources and services regarding the base salaries of executive officers in companies of similar size and in similar industries. In this regard, the Compensation Committee also considers the relative financial performance of these companies, especially with regard to growth in earnings and return on equity. The Compensation Committee also considers the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and demonstrating leadership.

         Bonus. The Compensation Committee believes that a significant proportion of total cash compensation for executive officers should be subject to the attainment of specific Company objectives, as well as the attainment of specific individual objectives that are established annually with each of the executive officers. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each officer's compensation at risk. Consequently, through employment Agreements with key executive officers, the Company establishes potential bonuses for executive officers based upon their ability to increase earnings and the achievement of specific operational objectives. Potential bonuses are based upon the Company's judgment regarding the appropriate percentage of compensation which should be based on the attainment of such results.

         Equity Participation through Stock Options. The Compensation Committee believes that equity participation through stock options (including performance-based options) is a key component of its executive compensation program. The use of such awards provides a long-term link between the results achieved for the Company's stockholders and the reward provided to executive officers. Stock options are granted to executive officers primarily based on the officer's actual and potential contribution to the Company and the practices of other companies of similar size and in similar industries. Option grants are designed to retain executive officers and motivate them to enhance stockholder value by aligning the financial interests of the executive officers with those of the Company's stockholders. Stock options also provide an effective incentive for management to create stockholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's stock occurs over a number of years. No performance-based options were granted either to the President and Chief Executive Officer or other executive officers in 2000.

         Compensation of the Chief Executive Officer. Consistent with the executive compensation policy and components described above, Mr. Slattery received a base salary of $ 288,744 for 2000. Mr. Slattery's salary, as increased in 2000, was not tied to specific performance criteria, but the Compensation Committee determined such salary to be appropriate based upon its survey of salaries paid to peers, attainment of non-financial corporate objectives and other factors. Mr. Slattery also received a bonus in the amount of $160,000 in 2000.

                Members of the Rights and Compensation Committee:
                Stuart M. Gerson
                Aaron Speisman
                Richard Staley
                Melvin T. Stith

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is composed of Stuart M. Gerson, Aaron Speisman, Richard Staley and Melvin Stith. During fiscal year 2000, Mr. Speisman was employed by the Company as an Executive Vice President and Mr. Staley was employed by the Company as a Senior Vice President.

AUDIT COMMITTEE REPORT

As required in its Charter and by the applicable rules and regulations, the Audit and Finance Committee has:

         1. reviewed and discussed with management the audited financial statements for the fiscal year;

         2. discussed with the Company's independent accountants the matters required to be discussed by SAS 61 (codification of Statements on Auditing Standards, AU sec 380) as then modified or supplemented;

         3. received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit and Finance Committees," as then modified or supplemented, and has discussed with the independent accountants the independent accountants' independence;

         4. in view of the review and discussions referred to in paragraphs 1 through 3 above, the Audit and Finance Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year for filing with the Securities and Exchange Commission; and

         5. reviewed its Charter and made such recommendations as it deemed necessary to the Board of Directors.

                              Members of the Audit Committee:
                              Stuart M. Gerson
                              Shimmie Horn
                              Bobbie L. Huskey

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the year 2000, the Company subleased a building located at 12-16 East 31st Street, New York, New York from LeMarquis Operating Corp. ("LMOC"), a corporation owned 25% by Ester Horn and 8% by James F. Slattery. The Company used the space in the building for the Manhattan and New York Community Corrections programs. The Company has ceased its operations of these programs.

         LMOC leases this building from an unaffiliated party at a current base monthly rental of approximately $16,074 (the "Base Rent"), plus taxes, currently approximately $14,000, and water and sewer charges, currently approximately $3,500, for a total monthly rental of approximately $33,000. The Company was able to use as much of the building as it required for its business subject to the rights of certain residential subtenants to remain in the building. These rights include the right to housing at a predetermined rental for an indefinite period of time pursuant to New York State rent stabilization laws.

         As a result of the lease negotiations, under a sublease dated as of January 1, 1994, since May 1, 1995, the Company has paid rent of $18,000 per month above the rent paid by LMOC to the building's owner for a total monthly rent of approximately $51,420. The Company has, to date, invested $739,000 in leasehold improvements and will not receive any credit, in terms of a reduction in rent or otherwise, for these improvements. The terms of this sublease were not negotiated at arm's length due to the relationship of Mrs. Horn and Mr. Slattery with both the Company and LMOC.

         The negotiation of the sublease, including the renewal terms, was requested by the Representative of the Underwriters of the Company's February 2, 1994 initial public offering to substantially track the renewal terms of the Company's management contract. The negotiations were not subject to the board resolution, adopted subsequent to the negotiations, relating to affiliated transactions, although the terms were approved by all of the directors. The initial term of the Company's sublease expired April 30, 1995, and its first renewal term expired April 30, 2000. The sublease contained two additional successive five-year renewal options beginning May 1, 2000. The Company chose not to exercise the options and instead occupied the building as a holdover tenant until its complete cessation of operations on December 31, 2000.

         The Company had previously paid $40,000 to LMOC for the renewal options. These renewal options were separately negotiated between the Board of Directors of the Company and LMOC. Mr. Slattery participated in such negotiations. Mrs. Horn and Mr. Slattery will receive their proportionate shares of rents received by LMOC under the terms of this sublease.

         Previously, residential and commercial tenants of this building paid rent to LeMarquis Enterprise Corp. ("Enterprises"), a company owned 30% by Mrs. Horn, 28% by Mr. Slattery and 25% by Mr. Speisman, and Enterprises paid all expenses of operating the residential and commercial portions of the building as well as a portion of the overall expenses of the building. As of February 1994 and until December, 2000, however, all of the building's revenues, including rent from the residential and commercial tenants were received and expenses paid by the Company.

         The Company leases the entire building located at 988 Myrtle Avenue, Brooklyn, New York from Myrtle Avenue Family Center, Inc. ("MAFC") pursuant to a lease which commenced January 1, 1994 and expired on December 31, 1998. The lease established a monthly rental of $40,000 and contained three five-year renewal options. The Company is currently in its first option period, which runs from January 1, 2000 through December 31, 2003. The monthly rental payment during the first option period is $40,000. The monthly rental for the second option period, which runs from January 1, 2004 through December 31, 2008, is $45,000, and the monthly rental for the third option period, which runs from January 1, 2009 through December 31, 2013, is $50,000. In addition, the

Company pays taxes, insurance, repairs and maintenance on this building. MAFC is a corporation owned by Mrs. Horn (27.5%) and Messrs. Slattery (8%) and Speisman (27.5%). The terms of the lease were not negotiated at arm's length due to their relationship with MAFC and the Company. Messrs. Slattery and Speisman participated in such negotiations.

         The Company leases a building located at 2534 Creston Avenue, Bronx, New York from Creston Realty Associates, L.P. ("CRA"), a corporation owned 10% by Mrs. Horn. The lease term is two years commencing October 1, 1996 and has three additional one year option periods. The Company also pays a base rent of $180,000 per year which will escalate five percent per year for each of the three year options if they are exercised. The Company pays taxes, insurance, repairs and maintenance on this building which will be used to house a community correctional center. The terms of this lease were not negotiated at arms length due to the relationship between the Company, Mrs. Horn and CRA.

         Stuart M. Gerson, a director of CSC, is a member of Epstein Becker & Green, CSC's legal counsel, which has received fees for legal services rendered to CSC during the last fiscal year.

         Pursuant to the terms of a Board of Directors' resolution adopted in connection with the Company's initial public offering, all transactions between the Company and any of its officers, directors or affiliates (except for wholly-owned subsidiaries) must be approved by a majority of the unaffiliated members of the Board of Directors and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and be in connection with bona fide business purposes of the Company. In the event the Company makes a loan to an individual affiliate (other than a short-term advance for travel, business expense, relocation or similar ordinary operating expenditure), such loan must be approved by a majority of the unaffiliated directors.

         On November 29, 2000, Youth Services International Real Property Partnership, L.L.C., a wholly-owned subsidiary of the Company, entered into an agreement to sell real property located at 12012 Boyette Road, Riverview, Florida to a two-person Florida based limited liability company. Aaron Speisman, a director of CSC, is a member of that partnership. This contract was reviewed by the independent directors of the Company and deemed to be at arm's length. The sale closed on December 29, 2000, and the limited liability company agreed to pay the Company $3,940,000. A portion of the purchase price was paid by a promissory note guaranteed by the members of the limited liability company in the amount of $480,000. The promissory note is payable in full no later than September 1, 2001.

         In May 2001, the Company entered into a consulting agreement with Cotler & Company, a financial services consulting firm. The Principal of Cotler & Company is Ira M. Cotler, formerly Executive Vice President and Chief Financial Officer of CSC. Under the agreement, Cotler & Company will provide services to the Company from July 1, 2001 through December 31, 2002.

         In May 2000, the Company was awarded a contract from the Federal Bureau of Prisons to operate a community corrections center, often referred to as a halfway house, in New York, New York. Subject to approval by the Bureau of Prisons, the Company planned to use a building purchased shortly thereafter by James F. Slattery, the Company's Chairman of the Board and Chief Executive Officer, as the facility for the halfway house and paid for certain leasehold renovations and other costs with respect to the building. Due to community opposition, the Company was unable to use the building as a halfway house and requested that Mr. Slattery pay for all leasehold renovations, and other associated costs incurred by the Company. Mr. Slattery agreed to pay these costs, in the amount of $562,000, on or before September 30, 2001.

PERFORMANCE GRAPH

         The following performance graph compares the cumulative total stockholder return on the Common Stock to the cumulative total return of the Russell 2001 Stock Index and the Company's peer group for the last four fiscal years. The graph assumes that the value of the investment in the Common Stock and each index was $100 at January 1, 1998 and that all dividends were reinvested on a quarterly basis.

COMPARISON OF CUMULATIVE TOTAL RETURN

                                     [GRAPH]

TOTAL RETURN ANALYSIS

                                                     12/31/97        12/31/98        12/31/99        12/31/00
                                                     --------------------------------------------------------
         Correctional Services Corporation             100.00          118.56           41.91           22.15
         Russell 2000                                  100.00           96.55          115.50          110.64
         Peer Group                                    100.00          104.18           40.92           16.49

The Company's peer group consists of the following companies: Wackenhut Corrections Corporation, Corrections Corporation of America, Cornell Corrections, Inc., Children's Comprehensive Service and Res-Care, Inc.

                          2. REAPPOINTMENT OF AUDITORS

         The Board of Directors recommends that the stockholders ratify the appointment of Grant Thornton LLP, which served as the Company's independent auditors for the last fiscal year, as independent auditors to audit the Company's financial statements for the fiscal year ending December 31, 2001. A representative of Grant Thornton is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer any questions any stockholder may have with respect to the financial statements of the Company for the year ended December 31, 2000.

               THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE
           APPOINTMENT OF GRANT THORNTON AS THE COMPANY'S INDEPENDENT
              AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2001

                                3. OTHER MATTERS

         The Board of Directors has no knowledge of any other matters that may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy on such matters.

STOCKHOLDERS' PROPOSALS

         Any stockholder of the Company who wishes to present a proposal to be considered at the Company's year 2002 Annual Meeting of Stockholders, and who wishes to have such proposal presented in the Company's proxy statement for such Meeting, must deliver such proposal in writing to the Company at 1819 Main Street, Suite 1000, Sarasota, Florida 34236, on or before December 31, 2001. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified mail, return receipt requested.


August 31, 2001

         THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE FISCAL YEAR ENDED DECEMBER 31, 2000. SUCH REQUEST SHOULD BE ADDRESSED TO BERNARD A. WAGNER, CHIEF FINANCIAL OFFICER, CORRECTIONAL SERVICES CORPORATION, 1819 MAIN STREET, SUITE 1000, SARASOTA, FLORIDA 34236.

                                                                       Exhibit A

                                     CHARTER

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                        CORRECTIONAL SERVICES CORPORATION

The Audit Committee ("the Committee") of the Board of Directors ("the Board") of Correctional Services Corporation ("the Company") will have the oversight responsibility, authority and specific duties as described below.

The Committee is a part of the Board. Its primary function is to assist the Board in fulfilling its oversight responsibilities with respect to the provision of financial information to shareholders and to the SEC; the development and monitoring of internal controls and the monitoring of the internal and external audit process.

Although the Committee has the rights and duties set forth in this Charter, it remains the responsibility of the independent auditor and management to plan and conduct audits and to determine that the financial statements are complete and accurate and prepared in accordance with generally accepted accounting principles. Further, it is not the duty of the Committee to conduct investigations, to resolve disagreements, if any, between management and the independent accountants or to assure compliance with applicable laws and regulations.

I.       COMPOSITION AND ORGANIZATION OF COMMITTEE

         The Committee will initially consist of at least two directors, such Committee members shall be independent directors as defined by the independence requirements of the National Association of Securities Dealers, Inc. ("NASD"). No later than June 14, 2001, the Committee shall have three members, at least two of which must be independent directors as defined above. Committee membership requirements may be modified from time to time in accordance with the rules promulgated by the NASD and other applicable authorities.

         Committee members will be appointed during The Board of Director's organizational meeting held after each Annual Meeting of Stockholders. Committee members will be appointed for a one-year term, or until a successor is appointed and qualified.

II.      MEETINGS AND ATTENDANCE

         The Committee will meet at least three times annually and as many additional times as the Committee deems necessary and may conduct such meetings telephonically. A majority of members shall constitute a quorum of the Committee. A majority of the members in attendance shall decide any question brought before any meeting of the Committee.

III.     DUTIES

         Specifically the Committee will:

         1. Make an annual recommendation to the Board for the appointment of a firm of independent public accountants as the Company's outside auditors.

         2. Review the general scope and extent of the independent accountants' annual audit. The Committee's review should include an explanation from the independent accountants of the factors considered by the accountants in determining the audit scope, including major risk factors. The independent accountants should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent accountants.

         3. Review the audited financial statements, the Company's Annual Report on Form 10-K, and the Company's Quarterly Reports on Form 10-Q, and discuss them with management and the independent accountants. These discussions shall include the matters required to be discussed under Statement on Auditing Standards No. 61.

         4. Review the extent of any services outside the audit area performed for the Company by its independent accountants. At least annually the Committee should obtain from the independent accountants, a written statement delineating all relationships between the independent accountants and the Company.

         5. Review the work of the Company's accounting department with the Chief Financial Officer including management's response to recommendations made and plans for future audit coverage.

         6. Review whether management has sought a second opinion regarding a significant accounting issue, and if so, obtain the rationale for the particular accounting treatment chosen.

         7. Review compliance by officers and employees with the Company's policies on business ethics and public responsibility.

         8. Make such other recommendations to the Board on such matter, within the scope of its functions, as may come to its attention and which in its discretion warrant consideration by the Board.

         9. Meet privately from time to time as necessary to perform the functions contemplated in this charter with representatives of the independent accountants and management.

         10. Issue annually a report to be included in the Company's Proxy Statement as required by the rules of the Securities and Exchange Commission.

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                       CORRECTIONAL SERVICES CORPORATION

                                OCTOBER 5, 2001

              - Please Detach and Mail in the Envelope Provided -

      Please mark your
A [X] votes as in this
      example.

                    FOR all nominees         Withhold
                    listed at right      Authority to vote
                  (except as marked to   for all nominees   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL MATTERS
                  the contrary below)    listed at right    LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.
1. To elect seven         [ ]                  [ ]
   directors to                                             NOMINEES: Stuart M. Gerson
   serve until the                                                    Shimmie Horn
   next annual meeting of stockholders.                               Bobbie L. Huskey
                                                                      James F. Slattery
(Instruction: To withhold authority to vote for an                    Aaron Speisman
individual nominee, strike a line through such                        Richard P. Staley
nominee's name in the list at right.                                  Melvin T. Stith

                                                            FOR                  AGAINST                ABSTAIN
2. To ratify the reappointment of Grant Thornton            [ ]                    [ ]                    [ ]
   LLP as independent auditors of the Company for
   the year ending December 31, 2001.

3. Upon any and all such other business as may properly come before the meeting or any adjournment thereof.

For multiple accounts only, mark here to discontinue extra annual report. [ ]

SIGNATURE(S):__________________________________________________________________ DATE __________________, 2001

Note: Executors, Administrators, Trustee, etc. Should give full title.

                       CORRECTIONAL SERVICES CORPORATION

       THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints James F. Slattery and Karen M. Morinelli and each of them, proxies, each with the power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Correctional Services Corporation on October 5, 2001 and any adjournments and postponements thereof, upon all matters as may properly come before the Annual Meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

         THIS PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WILL BE VOTED FOR THE MATTERS DESCRIBED IN PARAGRAPHS (1) AND (2) UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE, IN WHICH CASE IT WILL BE VOTED AS SPECIFIED.

PLEASE COMPLETE, DATE AND SIGN ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE.